Exhibit 4.1

TWENTY-SEVENTH SUPPLEMENTAL INDENTURE

by and among

CALATLANTIC GROUP, INC.,

the Guarantors listed herein

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of May 31, 2016

AUTHORIZING THE ISSUANCE OF

5 1⁄4% Senior Notes due 2026

(Supplemental to the Indenture dated as of April 1, 1999)

TABLE OF CONTENTS

ARTICLE I

Scope of Twenty-Seventh Supplemental Indenture

ARTICLE II

Definitions

SECTION 2.01.	Definitions	2

ARTICLE III

Authorization and Terms

SECTION 3.01.	Authorization	14
SECTION 3.02.	Terms	14

ARTICLE IV

Redemption

SECTION 4.01.	Optional Redemption	17
SECTION 4.02.	Acceleration	19
SECTION 4.03.	Change of Control Triggering Event	19

ARTICLE V

Registrar of Securities; Paying Agent

SECTION 5.01.	Appointment of Registrar and Paying Agent	21

ARTICLE VI

Certain Covenants

SECTION 6.01.	Compliance with Securities Laws	21
SECTION 6.02.	Restrictions on Secured Indebtedness	21
SECTION 6.03.	Restrictions on Sale and Leaseback Transactions	22
SECTION 6.04.	Designation of Restricted and Unrestricted Subsidiaries	23
SECTION 6.05.	Merger and Sales of Assets by the Company	26
SECTION 6.06.	Reports to Holders of the Notes	26
SECTION 6.07.	Future Subsidiary Guarantees	26

ii

CALATLANTIC GROUP, INC.

TWENTY-SEVENTH SUPPLEMENTAL INDENTURE

This Twenty-Seventh Supplemental Indenture, dated as of May 31, 2016 (the “Twenty-Seventh Supplemental Indenture”), is entered into between CalAtlantic Group, Inc., a Delaware corporation formerly known as Standard Pacific Corp. (the “Company”), the Guarantors (as defined herein) listed on the signature pages hereto and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association, Bank One Trust Company, N.A. and The First National Bank of Chicago), as trustee (the “Trustee”);

W I T N E S S E T H:

WHEREAS, this Twenty-Seventh Supplemental Indenture is supplemental to the Indenture dated as of April 1, 1999 (the “Original Indenture”), as previously supplemented by that certain First Supplemental Indenture dated as of April 13, 1999, Second Supplemental Indenture dated as of September 5, 2000, Third Supplemental Indenture dated as of December 28, 2001, Fourth Supplemental Indenture dated as of March 4, 2003, Fifth Supplemental Indenture dated as of May 12, 2003, Sixth Supplemental Indenture dated as of September 23, 2003, Seventh Supplemental Indenture dated as of March 11, 2004, Eighth Supplemental Indenture dated as of March 11, 2004, Ninth Supplemental Indenture dated as of August 1, 2005, Tenth Supplemental Indenture dated as of August 1, 2005, Eleventh Supplemental Indenture dated as of February 22, 2006, Twelfth Supplemental Indenture dated as of May 5, 2006, Thirteenth Supplemental Indenture dated as of October 8, 2009, Fourteenth Supplemental Indenture dated as of May 3, 2010, Fifteenth Supplemental Indenture dated as of December 22, 2010, Sixteenth Supplemental Indenture dated as of December 22, 2010, Seventeenth Supplemental Indenture dated as of December 22, 2010, Eighteenth Supplemental Indenture dated as of August 6, 2012, Nineteenth Supplemental Indenture dated as of August 6, 2012, Twentieth Supplemental Indenture dated as of August 6, 2013, Twenty-First Supplemental Indenture dated as of November 6, 2014, Twenty-Second Supplemental Indenture dated as of October 1, 2015, Twenty-Third Supplemental Indenture dated as of October 1, 2015, Twenty-Fourth Supplemental Indenture dated as of October 1, 2015, Twenty-Fifth Supplemental Indenture dated as of October 1, 2015 and Twenty-Sixth Supplemental Indenture dated as of October 1, 2015 (the Original Indenture, as supplemented, the “Indenture”), by and between the Company and the Trustee;

WHEREAS, the Company has determined to authorize the creation of its 5 1⁄4% Senior Notes due 2026 (the “Notes”), and currently desires to issue Notes in the aggregate amount of $300,000,000;

WHEREAS, pursuant to Section 2.01 of the Original Indenture, the Company may establish one or more Series of Securities from time to time as authorized by a supplemental indenture; and

WHEREAS, all things necessary to make this Twenty-Seventh Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, the parties hereto agree, as follows:

ARTICLE I

Scope of Twenty-Seventh Supplemental Indenture

The changes, modifications and supplements to the Original Indenture affected by this Twenty-Seventh Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes, which shall be unlimited in aggregate principal amount outstanding at any time and which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Twenty-Seventh Supplemental Indenture, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed.

In the event that the Company shall issue and the Trustee shall authenticate any Notes issued under this Twenty-Seventh Supplemental Indenture subsequent to the Original Issue Date, the Company shall use its reasonable best efforts to obtain the same “CUSIP” number for such Notes as is applicable to the Notes outstanding at such time; provided, however, that if any Notes issued under this Twenty-Seventh Supplemental Indenture subsequent to the Original Issue Date are determined, pursuant to an Opinion of Counsel for the Company in a form reasonably satisfactory to the Trustee, to be a different class of security than the Notes outstanding at such time for federal income tax purposes, the Company may obtain a “CUSIP” number for such Notes that is different than the “CUSIP” number applicable to the Notes then outstanding. Notwithstanding the foregoing, all Notes issued under this Twenty-Seventh Supplemental Indenture shall vote and consent together on all matters as one class and no Notes will have the right to vote or consent as a separate class on any matter.

ARTICLE II

Definitions

SECTION 2.01. Definitions. The following terms shall have the meaning set forth below in this Twenty-Seventh Supplemental Indenture. Except as otherwise provided in this Twenty-Seventh Supplemental Indenture, all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture. To the extent terms defined herein differ from terms defined in the Original Indenture the terms defined herein will govern for purposes of this Twenty-Seventh Supplemental Indenture and the Notes.

“2016 Notes” means the Company’s 10.750% Senior Notes due 2016.

“2016 Notes Indenture” means an indenture dated as of September 17, 2009, between Standard Pacific Escrow LLC, as initial issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture thereto pursuant to which the Company assumed all obligations thereunder and under the 2016 Notes and the Second Supplemental Indenture thereto.

“2017 Notes” means the Company’s 8 4/10% Senior Notes due 2017.

“2019 Notes” means the Company’s  1⁄4% Convertible Senior Notes due 2019.

“2020 Notes” means the Company’s 6 5⁄8% Senior Notes due 2020.

“2022 Notes” means the Company’s 5 3⁄8% Senior Notes due 2022.

“2024 Notes” means the Company’s 5 7⁄8% Senior Notes due 2024.

“2024 Notes Indenture” means the Original Indenture as amended and supplemented by the Twenty-First Supplemental Indenture thereto and the Twenty-Fifth Supplemental Indenture thereto.

“2032 Notes” means the Company’s 1 1⁄4% Convertible Senior Notes due 2032.

“1 5⁄8% 2018 Notes” means the Company’s 1 5⁄8% Convertible Senior Notes due 2018.

“6 1⁄4% 2021 Notes” means the Company’s 6 1⁄4% Senior Notes due 2021.

“6 1⁄4% 2021 Notes Indenture” means the Original Indenture as amended and supplemented by the Twentieth Supplemental Indenture thereto and the Twenty-Fourth Supplemental Indenture thereto.

“8 3⁄8% 2018 Notes” means the Company’s 8 3⁄8% Senior Notes due 2018.

“8 3⁄8% 2018 Notes Indenture” means the Original Indenture as amended and supplemented by the Fourteenth Supplemental Indenture thereto, the Fifteenth Supplemental Indenture thereto and the Twenty-Second Supplemental Indenture thereto.

“8 3⁄8% 2021 Notes” means the Company’s 8 3⁄8% Senior Notes due 2021.

“8 3⁄8% 2021 Notes Indenture” means the Original Indenture as amended and supplemented by the Sixteenth Supplemental Indenture thereto and the Twenty-Third Supplemental Indenture thereto.

“Additional Notes” means any newly issued Notes issued after the Original Issue Date of the Initial Notes from time to time in accordance with the terms of the Indenture.

“Attributable Debt”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease Obligations included in any such Sale and Leaseback Transaction.

“Bank Credit Facility” means the Company’s Credit Agreement dated as of October 5, 2015, as amended, renewed, supplemented or otherwise modified from time to time, and any other bank credit agreement or credit facility entered into in the future by the Company or any Restricted Subsidiary and any other agreement (including all related ancillary agreements) pursuant to which any of the Indebtedness, Obligations, commitments, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Credit Agreement or any other bank credit agreement or credit facility (or under any subsequent Bank Credit Facility) may be refinanced, restructured, renewed, extended, refunded, replaced or increased, as the Credit Agreement or any other such bank credit agreement, credit facility or other agreement may from time to time at the option of the parties thereto be amended, renewed, supplemented or otherwise modified.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means any obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, other than any such sale to one or more Restricted

Subsidiaries, and in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation, or a parent corporation that owns all of the Capital Stock of such surviving corporation, that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be; or

(3)	a “Change of Control” occurs under any of the Other Public Notes that have not been repaid, prepaid, redeemed, defeased, retired or otherwise ceased to exist or any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States that have not been repaid, prepaid, redeemed, defeased, retired or otherwise ceased to exist.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Net Income” for any period, means the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person in which the Company or any Restricted Subsidiary has a joint interest with a third party (other than an Unrestricted Subsidiary) shall be included only to the extent of the lesser of: (A) the amount of dividends or distributions actually paid to the Company or a Restricted Subsidiary; or (B) the Company’s direct or indirect proportionate interest in the Net Income of such Person; provided that, so long as the Company or a Restricted Subsidiary has an unqualified legal right to require the payment of a dividend or distribution, Net Income shall be determined solely pursuant to this clause (B); (ii) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions (the fair value of which, if other than in cash, to be determined by the Board of Directors, in good faith) by such Subsidiary to the Company or to any of its consolidated Restricted Subsidiaries; and (iii) the Net Income of any Unrestricted Subsidiary, any Homebuilding Joint Venture or any other Person in which the Company, or any Restricted Subsidiary has a joint interest with a third party that is not existing on June 30, 2009 shall be included only to the extent that the aggregate amount of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) by such Unrestricted Subsidiary, Homebuilding Joint Venture or other Person to the Company or to any of its consolidated Restricted Subsidiaries exceeds the aggregate amount of unpaid loans or advances and unreturned capital contributions made by the Company or any Restricted Subsidiary in or to such Unrestricted Subsidiary, Homebuilding Joint Venture or other Person.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets which would be included on a combined balance sheet of the Company and the Restricted Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)	all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Accounting Standards Codification 715 (formerly Statement of Financial Accounting Standards No. 106);

(2)	investments in Subsidiaries that are not Restricted Subsidiaries; and

(3)	all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.

“Consolidated Tangible Net Worth” with respect to a Person or Persons means the consolidated stockholders’ equity of such Person or Persons, as determined in accordance with GAAP, less the Intangible Assets of such Person or Persons.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable, at the option of the holder thereof, for Indebtedness or Disqualified Stock; or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to the Stated Maturity of the Notes; provided, however, that Disqualified Stock shall not include Capital Stock which is redeemable solely pursuant to a change in control provision that does not (A) cause such Capital Stock to become redeemable in circumstances which would not constitute a Change of Control and (B) require the Company to pay the redemption price therefor prior to the Repurchase Date specified under Section 4.03 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.

“Guarantor” means all Subsidiaries that execute a Guarantee of the Notes on the Original Issue Date and any Restricted Subsidiary that subsequently executes a Guarantee of the Notes pursuant to Section 6.07 hereof, until such time as any such Subsidiary is released from its Guarantee pursuant to the terms of the Indenture.

“Hedging Obligations” of any Person means the net obligations of such Person pursuant to any Interest Rate Agreement or any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Homebuilding Joint Venture” means: (i) any Unrestricted Subsidiary; and (ii) any Person in which the Company or any of its Subsidiaries has an ownership interest but less than an 80% ownership interest that, in each case, was formed for and is engaged in homebuilding operations.

“Holder” means the person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that in the case of a discount security or a payment-in-kind security, neither the accrual or capitalization of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means on any date of determination (without duplication),

(1)	the principal of and premium (if any) in respect of:

(A)	indebtedness of such Person for money borrowed, and

(B)	indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all Capitalized Lease Obligations of such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but in each case excluding (A) accounts payable and accrued expenses arising in the ordinary course of business and (B) any obligation to pay a contingent purchase price as long as such obligation remains contingent) which would appear as a liability on a balance sheet of a Person prepared on a consolidated basis in accordance with GAAP, which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services (provided that, in the case of obligations of an acquired Person assumed in connection with an acquisition of such Person, such obligations would constitute Indebtedness of such Person);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency, other than a contingency solely within the control of such Person, giving rise to the obligations, of any contingent obligations as described above at such date. However, in the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of Indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) at such date under such agreements will be included in Indebtedness. In addition, the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Initial Notes” means Notes issued on May 31, 2016 and any Notes issued in replacement therefor.

“Intangible Assets” means the amount (to the extent reflected in determining consolidated stockholders’ equity) of: (A) all write-ups (other than write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by a Person; and (B) all goodwill, trade names, trademarks, patents and other like intangibles.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of Section 6.04 hereof, “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(1)	the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(2)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any property other than cash, such property shall be valued at its fair market value at the time of such Investment as determined by the Board of Directors in good faith.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge or security interest.

“Maturity” means the date on which the principal of the Notes becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Measurement Date” means May 3, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” of any Person means the net income (loss) of such Person, determined in accordance with GAAP; excluding, however, from the determination of Net Income (i) all gains (to the extent that they exceed all losses) realized upon the sale or other disposition (including, dispositions pursuant to sale leaseback transactions) of any real property or equipment of such Person, which is not sold or otherwise disposed of in the ordinary course of business, or of any Capital Stock of such Person or its Subsidiaries owned by such Person, (ii) all non-cash compensation expenses, and (iii) all non-cash charges relating to the revaluation of earnouts or similar obligations.

“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a Lien on property to the extent that the liability for such Indebtedness or other obligations is limited to the security of the property (or to Persons other than the Company or any Restricted Subsidiary) without liability on the part of the Company or any Restricted Subsidiary (other than, in the case of Indebtedness or obligations of a Subsidiary, with respect to the Subsidiary that holds title to such property (if such property constitutes all or substantially all the property of such Subsidiary) and a pledge of the equity interests of such Subsidiary or its Subsidiaries) for any deficiency; provided that recourse obligations or liabilities of the Company or such Restricted Subsidiary solely for indemnities, covenants (including, without limitation, performance, completion or similar covenants), or breach of any warranty, representation or covenant in respect of any Indebtedness, including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens, will in each case not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Original Issue Date” means the first date of the original issue of the Initial Notes pursuant to the Indenture.

“Other Public Notes” means the 2032 Notes, the 2024 Notes, the 2022 Notes, the 8 3⁄8% 2021 Notes, the 6 1⁄4% 2021 Notes, the 2020 Notes, the 2019 Notes, the 1 5⁄8% 2018 Notes, the 8 3⁄8% 2018 Notes, the 2017 Notes and the 2016 Notes.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prospectus Supplement” means the prospectus supplement dated May 25, 2016, to the prospectus dated October 6, 2015, relating to the offering by the Company of the Notes.

“Rating Agencies” means (a) each of S&P, Moody’s and Fitch and (b) if any of S&P, Moody’s or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons beyond the control of the Company, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by the Company (as certified by an authorized officer of the Company) as a replacement agency for S&P, Moody’s or Fitch, or all of them, as the case may be.

“Rating Category” means:

(1)	with respect to S&P and Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);

(2)	with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(3)	with respect to any other Rating Agency, those categories most closely approximating those set forth in (1) or (2) above.

In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P and Fitch; 1, 2 and 3 for Moody’s; or the equivalent gradations for any other Rating Agency) will be taken into account (e.g., with respect to S&P and Fitch a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 60 days prior to the earlier of (1) a Change of Control and (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the decrease (as compared with the Rating Date) by one or more gradations within Rating Categories as well as between Rating Categories of the rating of the Notes by at least two of the three Rating Agencies during the period commencing on the Rating Date and ending 60 days after the applicable Change of Control (which period will be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies). If less than three Rating Agencies are rating the Notes on any Rating Date, the ratings of the Rating Agency (or Rating Agencies) not rating the Notes will be deemed to have decreased by one or more gradations within Rating Categories or between Rating Categories until three Rating Agencies rate the Notes.

“Regular Record Date” for the interest payable on any Interest Payment Date on the Notes means the dates specified in Section 3.02(f)(iii).

“Restricted Investment” means any loan, advance, capital contribution or transfer (including by way of guaranty or other similar arrangement) in or to any Unrestricted Subsidiary, Homebuilding Joint Venture or any Person in which the Company, directly or indirectly, has an ownership interest but less than an 80% ownership interest; provided, however, that loans, advances, capital contributions or transfers (including by way of guaranty or other similar arrangement) to a Homebuilding Joint Venture shall be counted as a Restricted Investment only to the extent that the aggregate at any one time outstanding of all such amounts expended (or with respect to guarantees or similar arrangements the amounts then guaranteed) exceed, subsequent to June 30, 2009, 30% of Consolidated Tangible Net Worth in the aggregate for all Homebuilding Joint Ventures. In the case of any loan to value maintenance agreement (or similar agreement) by which the Company or any Restricted Subsidiary agrees to maintain for a joint venture a minimum ratio of indebtedness outstanding to value of collateral property, only amounts owing by the Company or the Restricted Subsidiary (or which would be owing upon demand of the lender) under such agreements will be counted as a Restricted Investment. A Restricted Investment shall include the fair market value of the net assets of any Restricted Subsidiary that at any time is designated an Unrestricted Subsidiary. Any property transferred to an Unrestricted Subsidiary, and the net assets of a Restricted Subsidiary that is designated an Unrestricted Subsidiary, shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

“Restricted Subsidiary” means any 80% or more owned Subsidiary that has not been designated an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or another Restricted Subsidiary) of any property which is either (1) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (2) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary.

“Secured Indebtedness” means any Indebtedness which is secured by (1) a Lien on any property of the Company or the property of any Restricted Subsidiary or (2) a Lien on Capital Stock owned directly or indirectly by the Company or a Restricted Subsidiary in any Person or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a Person in which the Company or a Restricted Subsidiary has an equity interest; provided that “Secured Indebtedness” shall not include Non-Recourse Indebtedness of any Subsidiary that was formed for and is engaged in homebuilding or land development operations which is secured principally by unimproved land (whether entitled or unentitled), improved land (including lots under development), housing units under construction, completed housing units and other related property customarily included as collateral under mortgages, deeds of trust and related documents for homebuilding or land development operations. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Indebtedness shall be deemed to be the creation of Secured Indebtedness at the time security is given.

“Stated Maturity” means the date specified in the Notes as the fixed date on which an amount equal to the principal of or interest on the Notes is due and payable.

“Subsidiary” means a corporation, a majority of the capital stock with voting power to elect directors of which is directly or indirectly owned by the Company or its Subsidiaries, or any Person in which the Company or its Subsidiaries has at least a majority ownership interest.

“Unrestricted Subsidiary” means: (1) any Subsidiary in which the Company, directly or indirectly, has less than an 80% ownership interest; (2) any 80% or more owned Subsidiary which in accordance with Section 6.04 hereof has been designated in a resolution adopted by the Board of Directors as an Unrestricted Subsidiary, in each case unless and until such Subsidiary shall, in accordance with Section 6.04 hereof, be designated by a resolution of the Board of Directors as a Restricted Subsidiary; and (3) any 80% or more owned Subsidiary a majority of the Voting Stock of which shall at the time be owned directly or indirectly by one or more Unrestricted Subsidiaries.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly Owned Restricted Subsidiaries.

ARTICLE III

Authorization and Terms

SECTION 3.01. Authorization. The Company hereby establishes the 5 1⁄4% Senior Notes due 2026 as a Series of Securities of the Company. The form of Note attached hereto as Exhibit A is hereby approved and authorized in accordance with the provisions of the Indenture; provided, that to the extent that any provision of the Note conflicts with the express provisions of the Original Indenture (as supplemented by this Twenty-Seventh Supplemental Indenture), the Original Indenture (as supplemented by this Twenty-Seventh Supplemental Indenture) shall govern and be controlling. The requirement in Section 2.02 of the Original Indenture that the Company’s seal be reproduced on Securities shall not apply to the Notes.

SECTION 3.02. Terms. The terms of the Series of Securities established pursuant to this Twenty-Seventh Supplemental Indenture shall be as follows:

(a) Title. The title of the Series of Securities established hereby is the “5 1⁄4% Senior Notes due 2026.”

(b) Aggregate Principal Amount. On May 31, 2016, which shall be the Original Issue Date, the Company will deliver to the Trustee for authentication Notes executed by the Company for original issue in aggregate principal amount not to exceed $300,000,000. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is unlimited.

(c) Book-Entry System.

(i) The Notes will be issued in the form of one or more notes in registered global form (the “Global Note”) held in book-entry form. The Depository Trust Company, as depository (“DTC”), or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

(ii) Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. A Global Note is exchangeable for certificated Notes only if: (A) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository within 90 days after the date of such notice, (B) the Company in its discretion at any time determines not to have all the Notes represented by such Global Note, or (C) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Note. Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, (x) certificated Notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof, (y) payment of principal of, and, if any, premium with respect to, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and (z) no service charge will be made for any registration of transfer or exchange of the certificated Notes although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

(d) Persons to Whom Interest Payable. Interest on the Notes shall be payable to the Person in whose name a Note is registered at the close of business (whether or not a Business Day) on the Regular Record Date (as set forth in Section 3.02(f)(iii) below), for such interest payment, except (i) that interest payable on June 1, 2026 shall be payable to the Person to whom principal is payable, and (ii) that default interest shall be payable in the manner provided in Section 2.11 of the Original Indenture.

(e) Stated Maturity. The date on which the principal of the Notes shall be payable, unless earlier redeemed, repurchased or accelerated pursuant to the Indenture, is June 1, 2026.

(f) Rate of Interest; Interest Payment Dates; Regular Record Dates; Overdue Principal and Interest.

(i) Rate of Interest. The principal amount of each of the Notes shall bear simple interest at the rate of 5 1⁄4% per annum. Interest on each of the Notes shall accrue from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from May 31, 2016. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(ii) Interest Payment Dates. Interest on the Notes shall be payable semiannually in arrears on June 1 and December 1 of each year, commencing December 1, 2016. If any Interest Payment Date or Maturity of the Notes falls on a day that is not a Business Day, the payment due on such Interest Payment Date or at Maturity will be made on the following day that is a Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be.

(iii) Regular Record Dates. The Regular Record Dates for interest payable on each June 1 and December 1 will be the immediately preceding May 15 and November 15 (whether or not a Business Day), respectively.

(iv) Overdue Principal and Interest. Overdue principal and, to the extent payment of such interest shall be legally enforceable, overdue installments of interest shall bear interest at the rate of 5 1⁄4% per annum.

(g) Place and Method of Payment; Registration of Transfer and Exchange; Notices to Company.

(i) Place and Method of Payment. Payment of the principal of and interest on the Notes will be made at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at any other office or agency designated by the Company for such purpose. The foregoing notwithstanding, payments in respect of Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor. The Company will make all payments in respect of a certificated Note (including principal, premium and interest), (A) to Holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the registered addresses of such Holders and (B) to Holders having an aggregate principal amount of more than $2,000,000, either by check mailed to the registered address of each Holder or, upon request by a Holder to the Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s accounts within the United States, which request shall remain in effect until the Holder notifies the Registrar to the contrary in writing.

(ii) Registration of Exchange and Transfer. Notes may be presented for exchange and registration of transfer at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, or at the office of any transfer agent hereafter designated by the Company for such purpose.

(iii) Notices to Company. Notices and demands to or upon the Company in respect to the Notes and the Indenture may be served at CalAtlantic Group, Inc., 15360 Barranca Parkway, Irvine, California 92618, Attention: Secretary.

(h) Issuance of Additional Notes. The Company shall be entitled to issue Additional Notes under the Indenture which shall have substantially identical terms as the Notes, other than with respect to the date of issuance, issue price, the initial date from which interest begins to accrue, the amount of interest payable on the first payment date applicable thereto or upon a registration default as provided under a registration rights agreement related to such Additional Notes, if any, and, if applicable, the existence of transfer restrictions pursuant to the Securities Act of 1933, as amended. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under the Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of Notes outstanding immediately prior to the issuance of such Additional Notes;

(2) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture;

(3) the issue price and the issue date of such Additional Notes, the amount of interest payable on the first payment date applicable thereto and the initial date from which interest begins to accrue; and

(4) the “CUSIP”, “ISIN” or “Common Code” number, as applicable, of such Additional Notes.

ARTICLE IV

Redemption

SECTION 4.01. Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior written notice mailed by first-class mail to the registered address of each Holder of Notes to be redeemed. At any time prior to December 1, 2025, the Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent of 100% of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to June 1, 2026 for the Notes to be redeemed, exclusive of interest accrued to the redemption date (the “Remaining Life”), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus

50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the redemption date. At any time on or after December 1, 2025, the Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount being redeemed to the redemption date.

As used in this Section 4.01:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company to act as the quotation agent.

“Reference Treasury Dealer” means (a) J.P. Morgan Securities LLC and its successors; provided, however, that if the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer, and (b) two other primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If less than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. If money sufficient to pay the redemption price of and accrued interest on all of the Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before 11:00 a.m. (New York City time) on the redemption date, then on and after such redemption date interest shall cease to accrue on the Notes or portions thereof called for redemption. Notwithstanding the foregoing, with respect to any Notes held in global form, Notes to be redeemed shall be selected in accordance with the procedures and rules of the applicable depositary.

Notes in denominations larger than $2,000 may be redeemed in part; provided that the outstanding principal amount of the unredeemed portion of any such Note is either $2,000 or an integral multiple of $1,000 in excess thereof.

The Company may at any time, and from time to time, purchase any or all of the Notes at any price or prices in the open market or otherwise.

Anything to the contrary in the Original Indenture notwithstanding,

(a) If all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.

(b) Any notice of redemption mailed pursuant to Section 3.03 of the Original Indenture may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

(c) Redemption notices may be mailed more than 60 days prior to a redemption date if such notice is issued in connection with a satisfaction or discharge of the Indenture pursuant to Section 8.01 hereof.

SECTION 4.02. Acceleration. The principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to Section 6.02 of the Original Indenture.

SECTION 4.03. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Company repurchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the occurrence of a Change of Control Triggering Event, but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee, stating:

(a) that a Change of Control Triggering Event has occurred or will occur and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount outstanding at the Repurchase Date plus accrued and unpaid interest, if any, to the Repurchase Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest on the relevant Interest Payment Date) (the “Repurchase Price”);

(b) the circumstances and relevant facts and relevant financial information regarding such Change of Control Triggering Event;

(c) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Repurchase Date”);

(d) that any Note not tendered or accepted for payment will continue to accrue interest;

(e) that any Note accepted for payment shall cease to accrue interest after the Repurchase Date;

(f) that Holders electing to have a Note purchased will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice at least five days before the Repurchase Date;

(g) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than three days prior to the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have the Note purchased; and

(h) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

The notice shall, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the right to require the Company to purchase such Holders’ Notes is conditioned on the Change of Control Triggering Event occurring on or prior to the Repurchase Date.

On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered, (ii) deposit with the Paying Agent money sufficient to pay the Repurchase Price of all Notes or portions thereof so accepted and (iii) deliver to the Trustee Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted, payment in an amount equal to the Repurchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount of any unpurchased portion of the Note surrendered. The Company will publicly announce the results on the Repurchase Date or as soon as practicable thereafter. For purposes of this Section 4.03, the Trustee shall act as the Paying Agent.

ARTICLE V

Registrar of Securities; Paying Agent

SECTION 5.01. Appointment of Registrar and Paying Agent. The Company hereby appoints the Trustee as the Registrar and initial Paying Agent. The books of the Registrar for the Notes will be initially maintained at the Corporate Trust Office of the Trustee.

ARTICLE VI

Certain Covenants

The Company covenants as follows:

SECTION 6.01. Compliance with Securities Laws. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to Section 4.03 hereof. To the extent that the provisions of any securities laws or regulations conflict with said provisions hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under said provisions hereunder by virtue thereof.

SECTION 6.02. Restrictions on Secured Indebtedness. (a) The Company will not, and will not cause or permit a Restricted Subsidiary to, Incur any Secured Indebtedness unless the Notes will be secured equally and ratably with (or prior to) such Secured Indebtedness.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur Secured Indebtedness:

(i) which is secured by Liens on model homes, homes under construction, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures, equipment located thereat or thereon and other related property customarily included as collateral under mortgages, deeds of trust and related documents for a homebuilding or other land development project;

(ii) which is secured by Liens on assets at the time of their acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Liens secure obligations assumed by the Company or a Restricted Subsidiary, or on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(iii) which is secured by Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;

(iv) which is secured by Liens incurred in connection with pollution control, industrial revenue, water sewage or any similar item;

(v) which is secured by Liens securing Indebtedness of a Restricted Subsidiary owed to the Company or to a Wholly Owned Restricted Subsidiary of the Company; and

(vi) which consists of any amendment, restatement, supplement, renewal, replacement, extension or refunding in whole or in part, of Secured Indebtedness permitted to be Incurred pursuant to this Section 6.02 at the time of the original Incurrence thereof.

(c) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur Secured Indebtedness, without equally or ratably securing the Notes, if immediately thereafter the sum of (i) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding (A) Secured Indebtedness permitted under clauses (i) through (vi) of Section 6.02(b) above and (B) any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (ii) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 6.03(a) hereof and Attributable Debt in respect of Sale and Leaseback Transactions to which Section 6.03 hereof does not apply pursuant to the first sentence of Section 6.03(b)) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

SECTION 6.03. Restrictions on Sale and Leaseback Transactions. (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(i) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(ii) fair value is received by the Company or the relevant Restricted Subsidiary for the property sold (as determined in good faith by the Company and communicated in writing to the Trustee); and

(iii) the Company or a Restricted Subsidiary, within 365 days after the completion of the Sale and Leaseback Transaction, applies, or enters into a definitive agreement to apply within such 365-day period, an amount equal to the net proceeds therefrom either:

(A) to the redemption, repayment or retirement of (1) the Notes or any Other Public Notes (including the cancellation by the Trustee of any Notes or Other Public Notes delivered by the Company to the Trustee or the trustee of such Other Public Notes), (2) other Indebtedness of the Company that ranks equally with the Notes, including under any Bank Credit Facility, or (3) Indebtedness of any Guarantor that ranks equally with its Guarantee of the Notes, or

(B) to the purchase by the Company or any Restricted Subsidiary of property used in their respective businesses.

(b) This Section 6.03 will not apply to a Sale and Leaseback Transaction that relates to a sale of a property that occurs within 180 days from the later of (x) the date of acquisition of the property by the Company or a Restricted Subsidiary, (y) the date of the completion of the construction of that property or (z) the date of commencement of full operations on that property. Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction without satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 6.03(a) if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Indebtedness outstanding Incurred by the Company or any of the Restricted Subsidiaries (excluding Secured Indebtedness permitted under clauses (i) through (vi) of Section 6.02(b) hereof and any Secured Indebtedness in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (i), (ii) and (iii) of Section 6.03(a) and Attributable Debt in respect of Sale and Leaseback Transactions to which this Section 6.03 does not apply pursuant to the first sentence of this Section 6.03(b)) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets.

SECTION 6.04. Designation of Restricted and Unrestricted Subsidiaries. (a) The Company will not, and will not permit any Restricted Subsidiary to, (A) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (B) make any additional Investment in any Unrestricted Subsidiary unless the amount of such Investment (or deemed Investment in the case of a designation), when taken together with all Investments (including by way of designation) made in Unrestricted Subsidiaries after the Original Issue Date, would not exceed the sum of (without duplication):

(i) (1) 50% of the aggregate Consolidated Net Income (or, in case such aggregate Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis subsequent to June 30, 2009; plus

(2) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors filed with the Trustee), received by the Company from the issuance or sale, after September 17, 2009, of Capital Stock (other than Disqualified Stock) of the Company, including Capital Stock (other than Disqualified Stock) of the Company issued subsequent to September 17, 2009 upon the conversion of Indebtedness of the Company initially issued for cash; plus

(3) 100% of dividends or distributions (the fair value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary, a Homebuilding Joint Venture or any other Person in which the Company (or any Restricted Subsidiary), directly or indirectly, has an ownership interest but less than an 80% ownership interest to the extent that such dividends or distributions do not exceed the amount of loans, advances or capital contributions made to any such entity or Person subsequent to September 17, 2009 and included in the calculation of Investments pursuant to this clause (i), less

(4) the sum of:

(a) any dividend on, or distribution in respect of, or purchase, redemption or other acquisition of or retirement for value of, any Capital Stock of the Company since September 17, 2009, other than (x) through the issuance solely of the Company’s own Capital Stock (other than Disqualified Stock), or rights thereto or (y) the retirement of any shares of the Company’s Capital Stock by exchange for, or out of proceeds of the substantially concurrent sale of other shares of its Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under subclause (i)(2) above; plus

(b) any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value prior to scheduled principal payments or maturity of, Indebtedness of the Company or any Restricted Subsidiary which is expressly subordinated in right of payment to the Notes since September 17, 2009, other than (x) any repayment, redemption, repurchase, defeasance or other retirement that is made substantially concurrent with the receipt of proceeds from the Incurrence of Indebtedness that by its terms is both subordinated in right of payment to the Notes and matures, by sinking fund or otherwise, after the earlier of (A) the Stated Maturity of the Notes, and (B) the maturity date of the subordinated Indebtedness being repaid, redeemed, repurchased, defeased or otherwise retired and (y) the redemption, repayment, repurchase, defeasance or other retirement of Indebtedness with proceeds received from the substantially concurrent sale of shares of the Company’s Capital Stock (other than Disqualified Stock); provided, however, that the aggregate net proceeds from such sale shall be excluded from the calculation of the amounts under subclause (i)(2) above; plus

(c) any Restricted Investment made since September 17, 2009 (for the avoidance of doubt, without duplication of any Investment in Unrestricted Subsidiaries made after the Original Issue Date and included in the calculation of Investments permitted pursuant to this Section 6.04(a));

(ii) 100% of dividends or distributions (the fair market value of which, if other than cash, to be determined by the Board of Directors, in good faith) paid to the Company (or any Restricted Subsidiary) by an Unrestricted Subsidiary; provided, however, that in the case of an Unrestricted Subsidiary that is created after the Measurement Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Measurement Date), such credit shall not exceed the amount of Investments by the Company and the Restricted Subsidiaries made in such Unrestricted Subsidiary after the Measurement Date;

(iii) the portion (proportionate to the Company’s equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing amount shall not exceed, in the case of any Unrestricted Subsidiary that is created after the Measurement Date (other than a Subsidiary of an Unrestricted Subsidiary existing on the Measurement Date), the amount of Investments made by the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary after the Measurement Date; and

(iv) $50,000,000.

(b) The Company will not (A) permit any Unrestricted Subsidiary to be designated as a Restricted Subsidiary unless (1) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and (2) such Subsidiary complies with the provisions of Section 6.07 hereof or (B) permit any Unrestricted Subsidiary that is an Unrestricted Subsidiary under the 2016 Notes Indenture, the 8 3⁄8 2018 Notes Indenture, the 8 3⁄8% 2021 Notes Indenture, the 6 1⁄4% 2021 Notes Indenture or the 2024 Notes Indenture to be designated as a Restricted Subsidiary under the 2016 Notes Indenture, the 8 3⁄8 2018 Notes Indenture, the 8 3⁄8% 2021 Notes Indenture, the 6 1⁄4% 2021 Notes Indenture or the 2024 Notes Indenture unless it would be permitted to designate and concurrently does so designate such Subsidiary as a Restricted Subsidiary.

(c) Promptly after the adoption of any Board Resolution designating a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary, a copy thereof shall be filed with the Trustee, together with an Officers’ Certificate stating that the provisions of this Section 6.04 have been complied with in connection with such designation.

(d) At the Original Issue Date, Standard Pacific Mortgage, Inc. and each of its Subsidiaries and Standard Pacific Investment Corp. and each of its Subsidiaries are Unrestricted Subsidiaries.

SECTION 6.05. Merger and Sales of Assets by the Company. The Company shall not consolidate with, merge into or transfer all or substantially all of its assets to another Person unless:

(a) such Person (if other than the Company) is a corporation organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Indenture and the Notes; and

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

SECTION 6.06. Reports to Holders of the Notes. So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it shall continue to furnish the information required thereby to the SEC. Even if the Company is entitled under the Exchange Act not to furnish such information to the SEC or to the Holders of the Notes, it will nonetheless continue to furnish information under Section 13 or 15(d) of the Exchange Act to the SEC and the Trustee as if it were subject to such periodic reporting requirements.

SECTION 6.07. Future Subsidiary Guarantees. The Company shall not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any manner become liable with respect to any of the Other Public Notes or other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of the Notes on the same terms as the guarantee of such Other Public Notes or other notes issued under an indenture or comparable documents used in jurisdictions outside of the United States (except that the guarantee of any notes issued under an indenture or comparable documents used in jurisdictions outside of the United States that are subordinated to the Notes shall be subordinated to the guarantee of the Notes to the same extent as such subordinated notes are subordinated to the Notes).

ARTICLE VII

Events of Default

SECTION 7.01. Additional Events of Default. In addition to the Events of Default specified in the Original Indenture, the following shall constitute Events of Default under Section 6.01 of the Original Indenture with respect to the Notes:

(i) default under any mortgage, indenture (including the Original Indenture and the supplemental indentures thereto in respect of the terms of the Other Public Notes, or any other indenture in respect of the Other Public Notes, as applicable) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of $50,000,000 or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the Notes and Non-Recourse Indebtedness) in the aggregate of $50,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable;

(ii) entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $10,000,000 or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; and

(iii) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

SECTION 7.02. Inapplicability of Cure Provisions to Certain Events of Default. With respect to Section 6.01(3) of the Original Indenture, the failure of the Company to comply with the covenant described under Section 6.05 hereof will constitute an Event of Default with notice as provided in Section 6.01 of the Original Indenture, but without passage of time.

ARTICLE VIII

Defeasance and Discharge

SECTION 8.01. Defeasance and Discharge. The provisions of Article Eight of the Original Indenture shall be applicable to the Notes, except that Section 8.01(e) of the Original Indenture shall be deleted in its entirety and replaced, solely for purposes of the Notes, by the following:

“In addition to the Company’s rights above under this Section 8.01, the Company may terminate all of its obligations under this Indenture with respect to the Notes and the Guarantees, and the Indenture will be discharged and will cease to be of further effect with respect to the Notes and the Guarantees (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been cancelled), when:

(i)	either (A) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 of the Original Indenture and Notes for which payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at Stated Maturity within one year or are to be called for redemption by the Company within one year pursuant to Section 4.01 hereof, and the Company has irrevocably deposited or caused to be deposited in trust with the Trustee, under an irrevocable trust agreement, money or United States government obligations in an amount sufficient to pay principal of and any interest on the Notes to their Stated Maturity or redemption;

(ii)	the Company has paid all sums payable hereunder in respect of the Notes;

(iii)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the date of redemption, as the case may be; and

(iv)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (as to legal matters), stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with.”

ARTICLE IX

Modifications and Waivers

SECTION 9.01. Without Consent of Holders. In addition to the provisions of Section 9.01 of the Original Indenture, the Company and the Trustee may execute a supplemental indenture without the consent of the Holders of the Notes:

(a) to conform the text of the Indenture or the Notes to any provision under the heading “Description of notes” in the Prospectus Supplement;

(b) to provide for the issuance of Additional Notes as permitted by Section 3.02(h) hereof;

(c) to release a Guarantor from its obligations under its Guarantee, the Notes or the Indenture in accordance with the applicable provisions of the Indenture and to evidence the succession of another Person to such Guarantor and the assumption by it of the obligations of such Guarantor under the Indenture and such Guarantee;

(d) to add Guarantees with respect to the Notes; or

(e) to pledge collateral to secure the Notes and Guarantees and to release the Notes and Guarantees as provided in the Indenture.

SECTION 9.02. With Consent of Holders.

(a) Section 9.02(6) of the Original Indenture shall be deleted in its entirety and replaced by the following: “adversely modify the ranking or priority of the Notes (except for releases of Guarantees and collateral securing the Notes as permitted by the Indenture); or”

(b) In addition to the provisions of Section 9.02 of the Original Indenture (including (i) Section 9.02(3), which, for the avoidance of doubt, shall not be construed to require consent of each Holder of the Notes but rather only the Holders of a majority of the principal amount of the Notes in connection with any waiver or modification of the obligation of the Company to make an offer to purchase the Notes as a result of a Change of Control Triggering Event prior to the occurrence of a Change of Control and (ii) Section 9.02(6) as amended pursuant to Section 9.02(a) above), without the consent of each Holder of a Note affected, an amendment, supplement or waiver may not release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

ARTICLE X

Guarantee

SECTION 10.01. Unconditional Guarantee. Each Guarantor hereby unconditionally, jointly and severally, and irrevocably guarantees (each such guarantee to be referred to herein as a “Guarantee”) on a senior basis to each Holder of the Notes and to the Trustee and its successors and assigns, that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, by redemption or otherwise and interest on the overdue principal, if any, and interest on any interest of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder, will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, by redemption or otherwise, subject, however, to the limitations set forth in Section 10.04 hereof. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, subject to Section 10.03 hereof, this Guarantee will not be discharged except by complete performance of the obligations of the Company contained in the respective Notes and the Indenture with respect to the respective Notes. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the Maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

SECTION 10.02. Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.03. Release of a Guarantor; Termination of Guarantee.

Upon:

(a) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or all or substantially all its assets or its Capital Stock) to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company;

(b) discharge of the Indenture, as provided under Article Eight of the Original Indenture (as amended pursuant to Section 8.01 hereof);

(c) Legal Defeasance or Covenant Defeasance in respect of the Notes as set forth under Article Eight of the Original Indenture;

(d) any Restricted Subsidiary ceasing to be a Restricted Subsidiary as a result of the Company, directly or indirectly, owning less than 80% of such Subsidiary;

(e) any Guarantor ceasing to guarantee all Other Public Notes and any other notes issued by the Company under an indenture or comparable documents to indentures used in jurisdictions outside of the United States; or

(f) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture,

in each such case such Guarantor shall be deemed automatically and unconditionally released and discharged from all the Guarantor’s obligations under the Guarantee with respect to the Indenture and the Notes without any further action required on the part of the Guarantor, the Company, the Trustee or any Holder. In the event of a transfer of all or substantially all of the assets or Capital Stock of a Guarantor to an entity which is not (after giving effect to such transaction) a Restricted Subsidiary or the Company, the Person acquiring such assets or stock of such Guarantor shall not be subject to the Guarantor’s obligations under the Guarantee.

An Unrestricted Subsidiary that is a Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under the Guarantee with respect to the Indenture and the Notes upon notice from the Company to the Trustee to such effect, without any further action required on the part of the Guarantor, the Company, the Trustee or any Holder.

The Guarantee shall terminate and be of no further force or effect upon the redemption in full, retirement or other discharge of Notes. The Trustee shall deliver an appropriate instrument evidencing any such release upon receipt of a request by the Company accompanied by an Officers’ Certificate and Opinion of Counsel certifying as to the compliance with this Section 10.03.

Any Guarantor not released in accordance with this Section 10.03 remains liable for the full amount of principal of and interest on the Notes as provided in this Article X.

SECTION 10.04. Limitation of a Subsidiary Guarantor’s Liability. Notwithstanding anything contained herein to the contrary, it is the intention of the parties that the guarantee by each Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the parties hereby irrevocably agree that the obligations of each Guarantor under its Guarantee of the Notes shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 10.06), result in the obligations of such Guarantor under its Guarantee not constituting such fraudulent transfer or conveyance.

SECTION 10.05. Guarantors May Consolidate, Etc. on Certain Terms. (a) Except as permitted under Section 10.03, no Guarantor may transfer all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor in a transaction to which subsection (b) applies, unless (i) the Person acquiring the property in any such transfer or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under the Indenture (including its Guarantee of the Notes) pursuant to an agreement reasonably satisfactory to the Trustee and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

(b) Nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or a liquidation of a Guarantor that has no assets or distributes such Guarantor’s assets to the Company or another Guarantor or shall prevent any transfer of all or substantially all assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, liquidation, merger or transfer between a Guarantor and the Company or another Guarantor, the Guarantee given by the non-surviving or transferring Guarantor in the transaction shall no longer have any force or effect.

SECTION 10.06. Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee with respect to the Notes, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to any Notes or any other Guarantor’s obligations with respect to the Guarantee of the Notes. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary of the Guarantor in respect of the obligations of its Guarantee of the Notes), but excluding liabilities under the Guarantee of the Notes, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any other Subsidiary of the Company in respect of the obligations of such Guarantor under its Guarantee of the Notes), excluding debt in respect of the Guarantee of the Notes of such Guarantor, as they become absolute and matured.

SECTION 10.07. Waiver of Subrogation. Until all guaranteed obligations under the Indenture and with respect to all Notes are paid in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee of the Notes and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 10.07 is knowingly made in contemplation of such benefits.

SECTION 10.08. Compensation and Indemnity. Each of the Guarantors agrees to jointly and severally, with the Company, indemnify the Trustee as set forth in Section 7.07 of the Original Indenture.

SECTION 10.09. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.10. Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Notes and, in the event of any transfer or assignment of rights by any Holder of Notes or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

SECTION 10.11. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders of Notes in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders of Notes herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

ARTICLE XI

Miscellaneous

SECTION 11.01. Governing Law. The laws of the State of New York shall govern this Twenty-Seventh Supplemental Indenture and the Notes.

SECTION 11.02. The Trustee. The Trustee is The Bank of New York Mellon Trust Company, N.A. The Trustee will be permitted to engage in certain transactions with the Company and its Subsidiaries; provided, however, if the Trustee acquires any conflicting interest, within the meaning of the TIA, it must eliminate such conflict or resign upon the occurrence of an Event of Default.

In case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture, the Notes or of any prospectus used to sell the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes; and it shall not be responsible in any manner whatsoever for or in respect of the recitals and statements contained herein or in the Notes, all of which are made solely by the Company and the Guarantors.

SECTION 11.03. No Adverse Interpretation of Other Agreements. This Twenty-Seventh Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Twenty-Seventh Supplemental Indenture.

SECTION 11.04. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or this Twenty-Seventh Supplemental Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

SECTION 11.05. Successors and Assigns. All covenants and agreements of the Company in this Twenty-Seventh Supplemental Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Twenty-Seventh Supplemental Indenture shall bind its successors and assigns.

SECTION 11.06. Duplicate Originals. The parties may sign any number of copies of this Twenty-Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.07. Severability. In case any one or more of the provisions contained in this Twenty-Seventh Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Twenty-Seventh Supplemental Indenture or the Notes.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Twenty-Seventh Supplemental Indenture by their officers thereunto as of the date first set forth above.

CalAtlantic Group, Inc.,

By:	/s/ LARRY T. NICHOLSON
Name:	Larry T. Nicholson
Title:	Chief Executive Officer

Lagoon Valley Residential, LLC
By:	CalAtlantic Group, Inc., its Sole Member

Standard Pacific of Tonner Hills, LLC
By:	CalAtlantic Group, Inc., its Sole Member

Ryland Homes Nevada, LLC
By:	CalAtlantic Group, Inc., its Sole Member

By:	/s/ LARRY T. NICHOLSON
Name:	Larry T. Nicholson
Title:	Chief Executive Officer

[Signature page to Twenty-Seventh Supplemental Indenture]

CalAtlantic Homes of Arizona, Inc.

CalAtlantic Homes of Indiana, Inc.

CalAtlantic Homes of Texas, Inc.

HSP Arizona, Inc.

HWB Investments, Inc.

Ryland Homes of California, Inc.

Standard Pacific 1, Inc.

Standard Pacific of Colorado, Inc.

Standard Pacific of Florida GP, Inc.

Standard Pacific of Las Vegas, Inc.

Standard Pacific of Orange County, Inc.

Standard Pacific of South Florida GP, Inc.

Standard Pacific of South Florida, general partnership
By:	Standard Pacific of South Florida GP, Inc.,
its Managing Partner

Standard Pacific of Tampa GP, Inc.

Standard Pacific of Tampa, general partnership
By:	Standard Pacific of Tampa GP, Inc.,
its Managing Partner

Standard Pacific of the Carolinas, LLC

Standard Pacific of Walnut Hills, Inc.

The Ryland Corporation

Westfield Homes USA, Inc.

By:	/s/ LARRY T. NICHOLSON
Name:	Larry T. Nicholson
Title:	Chief Executive Officer

[Signature page to Twenty-Seventh Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By:	/s/ TERESSA PETTA
Name:	Teressa Petta
Title:	Vice President

[Signature page to Twenty-Seventh Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR THE REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.	CUSIP No.: 128195 AN4

5 1⁄4% Senior Notes due 2026

CALATLANTIC GROUP, INC., a Delaware corporation formerly known as Standard Pacific Corp., promises to pay to [Holder], or registered assigns, [the principal sum of Dollars ($        )] [Insert if Global Note: the amount set forth in the Schedule of Increases and Decreases annexed hereto] on June 1, 2026.

Interest Payment Dates: June 1 and December 1, commencing December 1, 2016

Regular Record Dates:	May 15 and November 15

Authenticated:

Dated:

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CALATLANTIC GROUP, INC.,

by
Name:
Title:

by
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

CALATLANTIC GROUP, INC.

5 1⁄4% Senior Notes due 2026

1. Interest. CALATLANTIC GROUP, INC., a Delaware corporation formerly known as Standard Pacific Corp. (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on June 1 and December 1 of each year, commencing December 1, 2016 (each an “Interest Payment Date”) until the principal is paid or made available for payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from May 31, 2016. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest, if any, which will be paid on such special payment date to Holders of record on such special record date as may be fixed by the Company) to the persons who are registered Holders of Notes at the close of business on the May 15 or November 15 immediately preceding the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor. The Company will make all payments in respect of a certificated Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof except as provided in Section 3.02(g)(i) of the Twenty-Seventh Supplemental Indenture (as defined below).

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent, Registrar or co-Registrar without notice. The Company or any of its domestically incorporated Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

4. Indenture. The Company issued the Notes under an Indenture dated as of April 1, 1999, between the Company and the Trustee (the “Original Indenture,” as supplemented by that certain First Supplemental Indenture dated as of April 13, 1999, Second Supplemental Indenture dated as of September 5, 2000, Third Supplemental Indenture dated as of December 28, 2001, Fourth Supplemental Indenture dated as of March 4, 2003, Fifth Supplemental Indenture dated as of May 12, 2003, Sixth Supplemental Indenture dated as of September 23, 2003, Seventh Supplemental Indenture, dated as of March 11, 2004, Eighth Supplemental Indenture, dated as of March 11, 2004, Ninth Supplemental Indenture dated as of August 1, 2005, Tenth Supplemental Indenture dated as of August 1, 2005, Eleventh Supplemental Indenture dated as of February 22, 2006, Twelfth Supplemental Indenture dated as of May 5, 2006, Thirteenth Supplemental Indenture dated as of October 8, 2009, Fourteenth Supplemental Indenture,

dated as of May 3, 2010, Fifteenth Supplemental Indenture dated as of December 22, 2010, Sixteenth Supplemental Indenture dated as of December 22, 2010, Seventeenth Supplemental Indenture dated as of December 22, 2010, Eighteenth Supplemental Indenture dated as of August 6, 2012, Nineteenth Supplemental Indenture dated as of August 6, 2012, Twentieth Supplemental Indenture dated as of August 6, 2013, Twenty-First Supplemental Indenture dated as of November 6, 2014, Twenty-Second Supplemental Indenture dated as of October 1, 2015, Twenty-Third Supplemental Indenture dated as of October 1, 2015, Twenty-Fourth Supplemental Indenture dated as of October 1, 2015, Twenty-Fifth Supplemental Indenture dated as of October 1, 2015, Twenty-Sixth Supplemental Indenture dated as of October 1, 2015, and Twenty-Seventh Supplemental Indenture, dated as of May 31, 2016 (the “Twenty-Seventh Supplemental Indenture”), as so supplemented, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the sections of the Trust Indenture Act of 1939, as amended (“TIA”), as in effect on the date of the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them.

The Notes are unsecured senior obligations of the Company. The Company shall be entitled to issue Additional Notes pursuant to the Indenture. The Initial Notes issued on the Original Issue Date and any Additional Notes issued thereafter will be treated as a single class for all purposes under the Indenture.

This Note will be guaranteed by the Guarantors as set forth in the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: CalAtlantic Group, Inc., 15360 Barranca Parkway, Irvine, California 92618, Attention: Secretary.

5. Optional Redemption. As set forth in Section 4.01 of the Twenty-Seventh Supplemental Indenture, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior written notice mailed by first class mail to each Holder’s registered address, on the terms set forth in the Indenture.

6. Mandatory Repurchase Obligation. If there is a Change of Control Triggering Event of the Company, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date) as provided in, and subject to the terms of, the Indenture.

7. Denominations, Transfer, Exchange. If this Note is issued in global form and contains a legend on the face hereof to such effect, the provisions of this Section 7 shall be deemed superseded by such legend and Section 3.02(c) of the Twenty-Seventh

Supplemental Indenture, to the extent the provisions of this Section 7 are inconsistent with such legend or Section 3.02(c). The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes by presentation of such Notes to the Registrar or a co-Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other denominations. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Note selected for redemption, except the unredeemed part thereof if the Note is redeemed in part, or transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

8. Persons Deemed Owners. The registered Holder of this Note shall be treated as the owner of it for all purposes.

9. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned property law designates another person.

10. Amendment, Supplement, Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the outstanding Notes, and any past default or compliance with any provision relating to the Notes may be waived in a particular instance with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, or to make any other change that does not adversely affect the rights of any Holder.

11. Defaults and Remedies. The following are Events of Default: (i) failure by the Company to pay the principal of any Note when due; (ii) failure by the Company to pay any interest on any Note when due, continuing for 30 days; (iii) failure by the Company to comply with its other agreements or covenants in the Notes or the Indenture for the benefit of the Holders of the Notes upon the receipt by the Company of notice of such Default by the Trustee, or upon the receipt by the Company and the Trustee of notice of such Default by the Holders of at least 25% in aggregate principal amount of the Notes, and (except in the case of a Default with respect to certain covenants described in the Indenture) the Company’s failure to cure such Default within 60 days after receipt of such notice; (iv) certain events of bankruptcy or insolvency; (v) default under any mortgage, indenture (including the Original Indenture and the supplemental indentures thereto in respect of the terms of the Other Public Notes, or any other indenture in respect of the Other Public Notes, as applicable) or instrument under which is issued or which secures or evidences Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and Non-Recourse Indebtedness) which default constitutes a failure to pay principal of such Indebtedness in an amount of

$50,000,000 or more when due and payable (other than as a result of acceleration) or results in Indebtedness (other than the Notes and Non-Recourse Indebtedness) in the aggregate of $50,000,000 or more becoming or being declared due and payable before it would otherwise become due and payable; (vi) entry of a final judgment for the payment of money against the Company or any Restricted Subsidiary in an amount of $10,000,000 or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal such judgment has expired or becomes subject to an enforcement proceeding; and (vii) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

In case an Event of Default (other than arising out of certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders), may declare to be due and payable immediately that portion of the principal amount of the Notes at the time outstanding and accrued and unpaid interest, if any, to the date of acceleration, and upon such declaration the same shall become and be immediately due and payable. In case an Event of Default arising out of certain events of bankruptcy or insolvency occurs and is continuing, the outstanding principal of and accrued and unpaid interest, if any, on the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any of the Holders.

Such declaration or acceleration and its consequences may be rescinded by Holders of a majority in aggregate principal amount of Notes at the time outstanding if all existing Events of Default have been cured or waived (except non-payment of principal that has become due solely because of the acceleration) and if the rescission would not conflict with any judgment or decree.

An existing Default (other than a Default in payment of principal of or interest on the Notes or Default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each Holder affected) may be waived by the Holders of a majority in aggregate principal amount of Notes at the time outstanding upon the conditions provided in the Indenture.

12. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

13. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

14. Trustee Dealings With Company. The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

15. Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

16. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Governing Law. The laws of the State of New York shall govern the Indenture and the Notes.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address, and zip code)

(Insert assignee’s social security or tax ID number)

and irrevocably appoint                                                                                                                                                                                   ,

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[        ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company check the Box:  ☐

If you want to elect to have only a part of this Note purchased by the Company state the amount: $

Date:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

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